EXHIBIT 4.68

ENGLISH SUMMARY OF VERBAL amendment nO. 1 to the commercial partnership (CROSS CANAL) agreement between CDISCOUNT S.A. (“CDISCOUNT”) and Distribution Leader Price (“DLP”) acting for itself and in the name and  on behalf of entities running supermarkets in Metropolitan France under the brand “leader price” (the network and together with dlp, “the partner”)

Parties: Cdiscount and DLP which is represented by FRANPRIX LEADER PRICE HOLDING (each a “Party” and collectively the “Parties”)

Date: Retroactively takes effect on January 1, 2016.

Background: The Parties have entered into a “commercial partnership agreement” (the “Initial Agreement”) through which the Parties have agreed on the operational and financial aspects resulting from their commercial partnership as presented in the third article of that agreement.

The parties have expressed their wish to amend some provisions of the Initial Agreement.

Summary of Major Terms:

ARTICLE 1:

The Parties have agreed to modify the Initial Agreement by deleting the terms of Article 5.1.1 and replacing it as follows:

“5.1.1. Products Supply:

The price of the Products supplied by CDISCOUNT to DLP, called “TP” or “Transfer Price”, will be calculated according to the volume of purchases made by DLP in the overall volume of purchases of non-food products by CDISCOUNT (all companies that are directly or indirectly affiliated to CDISCOUNT are included) and DLP.

Therefore:

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If the share of purchases of DLP in the overall volume of non-food products purchases by CDISCOUNT (including all companies that are directly or indirectly affiliated with CDISCOUNT) and DLP exceeds 35%, then the TP will be equal to the Effective Purchase Price;

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If the share of purchases of DLP in the overall volume of non-food products purchases by CDISCOUNT (including all companies that are directly or indirectly affiliated with CDISCOUNT) and DLP is between 20% and 35%, then the TP will be equal to the Effective Purchase Price increased by 0.7%;

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If the share of purchases of DLP in the overall volume of non-food products purchases by CDISCOUNT (including all companies that are directly or indirectly affiliated to CDISCOUNT) and DLP is strictly inferior to 20%, then the TP will be equal to the Effective Purchase Price increased by 1.5%.

Within this article, the “Effective Purchase Price” refers to the net unit pre-tax price that appears on the purchase invoice, (i) increased by transportation fees that may be invoiced by the supplier to CDISCOUNT and (ii) decreased by the total amount of financial inducements granted by the supplier to CDISCOUNT and included in the annual framework agreement signed between that supplier and CDISCOUNT and included in the annual framework agreement at the date of its signature.

For the sake of precision, it is stated that:

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The transportation fees of the delivery delivered by CDISCOUNT, or any other third party that it will choose to resort to, will be invoiced to DLP by CDISCOUNT according to the “market price,” taking into account the market conditions that will be observed during the same reference period for the same kind of provisions from external suppliers. Consequently, the transportation fees will be invoiced to DLP on an estimated basis fixed by CDISCOUNT in relation to the order placed by DLP. At the end of every quarter, an adjustment is to be operated when the transportation price will be effectively known ;

-	As for the financial inducements granted by the supplier to CDISCOUNT, CDISCOUNT will apply a discount rate to the price as recorded by CDISCOUNT when CDISCOUNT invoices DLP.

ARTICLE 2

The Parties have agreed to modify the Initial Agreement by deleting the terms of Article 5.1.3 of the Initial Agreement and replacing it as follows:

“The financial terms related to the use of the image of CDISCOUNT for the purpose of marketing the Products and communication are governed by article 5 of the “agreement on the use of CDISCOUNT brand” that was signed on March 27, 2015, as amended, between Franprix Leader Price Holding acting in the name and for the account of DLP and CDISCOUNT.”

ARTICLE 3:

The Parties have agreed to modify the Initial Agreement by deleting the terms of Article 5.2.1. of the Initial Agreement and replacing it as follows:

“5.2.1 Invoicing and terms of payment of the amounts provided for by Article 5.1.1

CDISCOUNT will issue invoices inclusive of tax at every delivery of a  Product. DLP will pay such invoices prior to the end of the month occurring forty-five (45) days as from the issuance.

As a reminder, the invoices that CDISCOUNT transmits to DLP will be submitted to regularization at the end of every quarter regarding the Product-transporting fees.”